CONTRACT OF SALE

      THIS CONTRACT OF SALE ("Contract") dated as of the 28th day of September, 2005, by and among Crown Central LLC, a Maryland limited liability company with a mailing address of 1 North Charles Street, Baltimore, Maryland 21201, (hereinafter, "Seller"), and ReFuel America, Inc, a Delaware corporation, whose mailing address is 6000 Fairview Road, Suite 1202, Charlotte, North Carolina 28210 (hereinafter "Buyer," Seller and Buyer are hereinafter sometimes referred to as the "Parties").

                              W I T N E S S E T H:

      THAT Seller does hereby agree to bargain and sell unto Buyer, and Buyer does hereby agree to purchase from Seller on the terms and conditions hereof, those parcels of land and improvements located in the States of Georgia, North and South Carolina listed on Exhibit A attached hereto and more particularly described on Exhibit B attached hereto. The Fee Premises are hereinafter sometimes referred to, individually and collectively, as the "Premises."

      TOGETHER WITH all of Seller's right, title and interest in the easements, rights, and ways appurtenant thereto and all of Seller's right, title, and interest in all public ways adjoining the same.

      1. PURCHASE PRICE. The purchase price for the Premises and equipment listed on Exhibit E, including all aboveground and underground storage tanks, if any, piping, loading rack equipment, pumps, valves, vapor recovery systems, and related appurtenances, to the extent owned by Seller, excluding remediation and monitoring equipment (collectively, the "Equipment") shall be the sum of One Million Seven Hundred Thousand and 00/100 ($1,700,000.00) Dollars (the "Purchase Price"). Following the execution of this Contract by Buyer, Buyer shall deliver to Seller, an earnest money deposit in the amount of One Hundred Seventy Thousand and 00/100 Dollars ($170,000.00) (the "Deposit"). Said Deposit shall be non-refundable, except pursuant to Paragraphs 3 and 14(b) hereof. At Closing (as hereinafter defined), the Deposit, plus interest, if any, will be applied to the Purchase Price. In the event Closing does not occur for any reason, except as provided in Paragraph 3 or 14(b), the Deposit shall belong to Seller and shall be retained by Seller as liquidated damages, as hereinafter provided and not as a penalty. All interest, if any, earned on said Deposit, shall belong to Seller.

      2. CLOSING. Closing hereunder for the properties in North and South Carolina as described in Exhibit A shall be held at 1 p.m. on December 15, 2005 at the offices of Buyer's title insurance company in the State and City of Charlotte, North Carolina (the "Closing") or at such earlier time or place as agreed upon by the Parties. At Closing, the Purchase Price and all Sales Taxes (as hereinafter defined and in an amount reflected on the closing statement executed by Buyer and Seller at Closing), less the Deposit actually received by Seller, shall be paid by Buyer by wire transfer, at Buyer's cost, in immediately available federal funds denominated in U.S. Dollars to an account or accounts designated by Seller. Except as expressly provided herein, there are no contingencies to Buyer's and/or Seller's obligation to close the transaction. At Closing, upon payment of the Purchase Price, Seller shall execute and deliver to Buyer a Special Warranty Deed, in the form attached hereto as Exhibit C, which shall convey the Premises in North and South Carolina described on Exhibit A as "Fee" to the Buyer in fee simple, subject to applicable law and all matters of record. The Deposit shall remain with the Seller and shall only be credited to the Buyer upon the Closing of the sale of the Georgia property described on Exhibit A, which may be delayed up to February 28, 2006 and held at the offices of Buyer's title insurance company in the State and City of Charlotte, North Carolina or at such earlier time or place as agreed upon by the Parties. The Special Warranty Deeds shall each include restrictions running with the land that limit the use of the Premises to non-residential uses. The Equipment shall be conveyed to Buyer at Closing via Bills of Sale in the form attached hereto as Exhibit E. Possession of the Premises, Equipment will be delivered to Buyer following receipt by Seller of the full Purchase Price in the manner described herein. If Buyer desires to exclude any of the above-mentioned properties from the transaction, Seller shall have the right to terminate this transaction.

      3. TITLE EXAMINATION. Within thirty (30) days following the date this Contract has been executed and delivered by both parties hereto ("Final Execution"), Buyer shall (i) select a nationally recognized title insurance company acceptable to Seller in the exercise of its reasonable judgment and complete its examination of title to the Premises and (ii) complete all desired lien searches. Buyer agrees that it shall promptly deliver to Seller copies of all title commitments and lien search results obtained by Buyer, but in no event shall such delivery be later than thirty (30) days following Final Execution. Examination of title, including title search, preparation of abstract of title, title binder, survey, lien searches and title policy shall be at Buyer's sole cost and expense. Such examination of title of the Premises shall show that Seller has good and marketable title to the fee (as applicable), other than taxes not yet due and payable, use and occupancy restrictions of public record which are generally applicable to properties in the area in which the Premises are located, recorded easements for public utilities and any other easements or restrictions which may be observed by an inspection of the Premises or Land Records and do not have a material adverse effect on any of the use of the Premises as petroleum product bulk storage and distribution facilities (collectively, "Permitted Encumbrances" and each a "Permitted Encumbrance"). In the event such review indicates other defects in title or if Buyer's lien searches reveal any outstanding encumbrances, Buyer shall, within thirty (30) days following the date of Final Execution, notify Seller in writing of such other defects or encumbrances for each portion of the Premises ("Title Notice"), and Seller shall have forty-five (45) days from Seller's receipt of notice from Buyer, to remedy such defects or encumbrances to the reasonable satisfaction of Buyer ("Title Cure Period"), and the date and time for Closing may, at Seller's election, be extended for up to forty-five (45) days, or the next business day thereafter if the forty-fifth (45th) day falls on a weekend or holiday, to permit such remedy. While Seller shall use good faith, reasonable efforts, as determined by Seller in its sole discretion, to remedy such defects within the Title Cure Period, Seller shall not be required to cure any defects. Nor shall a failure to cure a defect be considered a breach of this Contract, provided Seller has exercised such good faith, reasonable efforts. In the event that such defects concerning one or more of the subject properties are not remedied by Seller within the Title Cure Period, Buyer shall have the option of (i) terminating this Contract only as it applies to the individual properties for which such defects have not been cured, in which case the Purchase Price shall be reduced by the value allocated to the subject properties on Exhibit A as outlined below so long as the Seller consents; or (iii) waiving all such defects as provided herein. Buyer may, within five (5) days after the last day of the Title Cure Period, waive all such defects, in which event any such defects shall be deemed Permitted Encumbrances and Buyer shall be deemed to have waived all objections to such defects. In the event that such defects are not remedied by Seller within the Title Cure Period, as described above, and Buyer has not made an election as described above, Seller shall be deemed to have elected to terminate this Contract as it applies to the individual property for which such defects have not been cured and the Purchase Price shall be reduced by the value allocated to subject property on Exhibit A as outlined above ("Title Termination"). In the event this Contract is so terminated with respect to a portion of the Premises, the portion of the Deposit allocable to such portion of the Premises based upon the portion of value set forth on Exhibit A shall be returned to Buyer and the Purchase Price shall be reduced by the amount set forth on Exhibit A

      4. ENVIRONMENTAL MATTERS.

            (a) Definitions.

"Losses" shall mean Environmental Liabilities, direct losses, damages, penalties and expenses incurred by party to this Contract who is entitled to indemnification hereunder (Indemnitee) as a result of a matter giving rise to a claim for indemnification hereunder, including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses incurred in connection with any action, suit or proceeding ("Legal Action") instituted against the Indemnitee determined, net of the:

                  (i) insurance proceeds to which the Indemnitee has received in respect of such matter;

                  (ii) indemnity payments to which the Indemnitee has received from parties other than the indemnifying party (Indemnitor) hereunder in respect of such matter.

"CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act codified at 42 U.S.C. ss. 9601 et seq. (including the amendments made by the Superfund Amendments and Reauthorization Act of 1986).

"Environment" means ambient air, surface water, ground water, land surface or land subsurface.

"Environmental Condition" means any condition existing at the Premises, to the extent resulting from a Release into the Environment of any Hazardous Substance, Pollutant and/or Petroleum on the Premises but excluding Releases into the Environment of any Hazardous Substance, Pollutant and/or Petroleum that has migrated, spilled or leaked onto the Premises from a source other than the Premises.

"Environmental Laws" means Environmental Statutes and any common law governing the contamination, pollution or protection of the Environment or allocating liabilities in respect thereof.

"Environmental Liabilities" means liabilities of a person that arise under the Environmental Statutes based upon an Environmental Condition, including, but not limited to, all financial responsibility under any Environmental Law for required clean-up costs and corrective actions (including, without limitation, for any removal, remedial or other response actions), and any other direct costs, fines and penalties arising therefrom.

"Environmental Statutes" means federal statutes and regulations promulgated thereunder intended to provide protection for public health and the environment, including, without limitation, the Clean Air Act, the Clean Water Act, CERCLA, the Solid Waste Disposal Act (including the Resource Conservation and Recovery
Act), the Toxic Substances Control Act as well as their local and state statutory and regulatory counterparts, and any amendments thereto.

"Hazardous Substance" has the meaning set forth in Section 101(14) of CERCLA.

"New Pollution Condition" means Pollution Conditions at the Premises commence on or after the Closing Date hereof and that exacerbate, impede, hinder, or interfere with the cost of or the conduct of the remediation of the Baseline Contamination, and shall not include the movement or migration or continuing Releases of Baseline Contamination.

"Petroleum" means petroleum or petroleum products, including crude oil and any fraction thereof.

"Pollution Condition" means the Release of any Pollutants into or upon land, the atmosphere or any watercourse or body of water, including groundwater, provided such conditions are not naturally present in the environment in the amounts or at the concentrations discovered.

"Pollutants" means any solid, liquid, gaseous, thermal, chemical, irritant, contaminant, pollutant or waste, including smoke, vapors, soot, fumes, acids, alkalis, hazardous, regulated or toxic chemicals, substances, radioactive material, and/or by-products or progeny thereof. Pollutants include, but are not limited to, all of the following: hazardous wastes or constituents (as defined in Section 1004 of RCRA); hazardous substances (as defined in CERCLA); oil or petroleum products; chemical liquids or solid, liquid, or gaseous products; polychlorinated biphenyls ("PCBs"); and asbestos containing materials.

"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment, not including emissions from the engine exhaust of a motor vehicle, rolling stock, aircraft, marine vessel or pipeline pumping station.

"Remedial Actions" means actions required under Environmental Statutes to clean up or to contain or otherwise to ameliorate or remedy any Environmental Condition identified as Baseline Contamination for which the Authority requires of Seller further remediation or investigation, including but not limited to actions related to preventing a Release or threatened Release and performing studies, investigations, assessments and monitoring

            (b) Seller shall within 10 business days of the execution of this Contract make available to Buyer all environmental reports, registration forms, licenses, permits, certificates, test results and assessments for or of the Premises, ("Reports") The Reports in this paragraph shall serve and be defined as the Baseline Contamination without further testing. Buyer shall complete its record review (Due Diligence) within 45 days from execution of this Contract.

            (c) If the governmental regulatory authority with jurisdiction over the environmental remediation of the Premises ("Authority") determines that no further investigation or remediation is required based on the Reports in 4(b) and Seller receives a letter from the Authority, that no further action is required, substantially in the form of Exhibit F, for Baseline Contamination then Seller shall have no liabilities regarding the Environmental Condition of the Premises for which the no further action letter was received and no Indemnification obligations under this Section with respect to such Premises.

            (d) If the Baseline Contamination identified by the existing Reports identified in Section 4(b) indicate contamination for which the Authority required further investigation or remediation, then Seller shall investigate or remediate as required by the Authority the Premises for which further action was required, until Seller receives a letter from the Authority, that no further action is required substantially in the form of Exhibit F for Baseline Contamination for which the Authority required remediation or investigation in the corrective action plan or remedial action plan ("Closure").

                  (i) In the event that a New Pollution Condition is discovered at any Premises, Seller shall determine (a) the nature and extent of the New Pollution Condition, (b) the need for remediation, if any, (c) if remediation is needed, the source or likely source of the New Pollution Condition, and (d) the incremental cost associated with any additional or expanded remediation effort necessary to address the New Pollution Condition. Seller shall also document its determination of whether the Pollution Condition constitutes a New Pollution Condition or Baseline Contamination.

                  (ii) If Seller determines that the Pollution Condition represents Baseline Contamination, the Seller shall be fully responsible for the remediation of such Pollution Condition.

                  (iii) In the event that a Pollution Condition is determined to be a New Pollution Condition not caused by an act or omission of Seller's cleanup contractor(s) in connection with performing any cleanup remediation or monitoring activities, Buyer shall compensate the Seller for all of its costs of remediation of the New Pollution Condition and Seller shall perform the remediation of such New Pollution Condition under the same terms and conditions as are contained herein for the remediation of Baseline Contamination. In the event that such New Pollution Condition is determined to have been caused by an act or omission of Seller's cleanup contractor, Seller shall bear the cost of remediation thereof.

                  (iv) The remediation of the Baseline Contamination under this Contract are based upon the current use and physical configuration of the Premises as they exists on the Closing Date hereof and the currently planned use of the Premises as a petroleum and/or fuels storage terminal ("Contemplated Use"). To the extent that the Contemplated Use is changed, other than changes caused by Sellers' acts or omissions in carrying out the remediation and such change has a direct and material impact on the cost of, or the need for, remediation of the Baseline Contamination, this shall constitute a Change subject to Section 4(d) (v) below.

                  (v) In the event that (a) the Contemplated Use is changed causing a direct and material impact on the cost of remediation as set forth in subsection 4(d) (iv) hereof; (b) Buyer requires a change to Seller's scope of work; (c) the Authority determines that remediation of such New Pollution Condition is necessary to achieve such Closure; (d) the schedule is affected by Buyer's material delay; (e) Seller undertakes remediation of a New Pollution Condition; (subsections (a) through (e) shall be referred to herein as a "Change"), the following procedures of this subsection shall apply. Buyer shall pay to Seller the estimated increase in cost, if any, the Change has on the cost of the remediation of Baseline Contamination. In the event that Buyer does not accept Seller's estimate regarding 4(d) (v)(a), (b), (d) or Seller's determination under 4(d)(i) with respect to a New Pollution Condition referenced in 4(d)(v)(c) and (e), Buyer may (a) propose and negotiate an alternate cost and/or schedule (b) submit the issue to Arbitration as provided in this Contract; or (c) assume responsibility for the Pollution Condition that is affected by the Change and release Seller from all obligations under this Contract for Baseline Contamination, including Seller's obligations for securing a no further action letter regarding the Baseline Contamination and release Seller from its indemnification obligations under this Section of the Contract. In no event shall Buyer be responsible for the costs resulting from a Change due to a New Pollution Condition caused by any act or omission of Seller or their agents, in which case Seller shall, at Buyer's request, be fully responsible for remediation of such New Pollution Condition.

            (e) Seller and Buyer will cooperate and communicate with each other concerning environmental matters of or remediation activities at the Premises. The parties will meet at reasonable times, as necessary to discuss the progress of the remediation. While Seller is conducting remediation activities, a copy of any correspondence, progress reports, assessments, test results or similar documents will be provided to Buyer

            (f) Buyer shall not, and Buyer shall ensure Buyer's successors, tenants, and/or assigns shall not, relocate, disturb or interfere with Seller's remediation equipment, (should same be required by the Authority) without Seller's written consent. Buyer shall be responsible for any cost or expense to relocate, repair, or replace investigation and/or remediation equipment resulting from the acts or omissions of Buyer, Buyer's contractors, invitees, employees and successors, tenants, and assigns. After Closing, if Buyer excavates or removes any soil or groundwater from the Premises, Buyer shall be responsible for all costs and expenses related to such excavation or removal (including disposal and/or remediation costs). If as a result of Buyer's excavation or removal, Seller incurs increased remediation costs or expenses, Buyer shall reimburse Seller for the amount of such increase within thirty (30) days after written demand therefore.

            (g) If Remediation is required by the Authority, as provided above, and Seller obtains a risk based closure for the Premises, then Buyer agrees to comply with the requirement of the risk-based closure, including without limitation the filing and recording of deed restrictions.

            (h) Buyer Assumed Liabilities: Buyer retains or assumes the following Environmental Liabilities:

                  (i) all Authority fines and penalties arising under Environmental Laws at the Premises in connection with Environmental Conditions after Closing.

                  (ii) all liabilities or obligations arising under Environmental Laws at state or federal Superfund sites, as a result of operations at the Premises after Closing.

                  (iii) all Liabilities arising out of Buyer's ownership or operations of the Premises after the Closing Date.

                  (iv) all Liabilities arising out of the Environmental Conditions of the Premises, except as reserved to Seller under this Section.

                  (v) All Liabilities arising out of obligations imposed upon Buyer pursuant to Section 4.

            (i) Seller Assumed Liabilities: Seller retains and/or assumes the Environmental Liabilities described in Section 4(d) and the following:

                  (i) all Authority fines and penalties arising under
            Environmental Laws at the Premises in connection with Environmental Conditions related to Baseline Contamination prior to Closing but only if such fines and penalties arise as specifically outlined in
            Section 4(j) below prior to the time that Seller receives a letter from the Authority that no further action is required (substantially in the form of Exhibit F) for Baseline Contamination for which the Authority requires remediation or investigation in the corrective action plan or remedial action plan, conditioned upon no New Pollution Condition(s) occurring or arising after the date of Closing. In no event shall Seller have any Assumed Liabilities under this Section where Buyer has elected to perform the remediation described in Section 4(d) (v).

                  (ii) all liabilities or obligations arising under
            Environmental Laws at state or federal Superfund sites, other than the Premises themselves, as a result of operations at the Premises during the times that Seller controlled or operated the Premises but only if such liabilities or obligations arise as specifically outlined in Section 4(j) below prior to the time that Seller receives a letter from the Authority, that no further action is required, (substantially in the form of Exhibit F) for Baseline Contamination for which the Authority requires remediation or investigation in the corrective action plan or remedial action plan. In no event shall Seller have any Assumed Liabilities under this Section where Buyer has elected to perform the remediation described in Section 4(d) (v).

            (j) SELLER ENVIRONMENTAL INDEMNIFICATION:

                  (i) Seller shall indemnify and hold harmless Buyer against
            Loss arising out of Seller's breach of its obligations in Section 4 and any Loss arising out of Baseline Conditions identified under
            Section 4, but only if the Authority requires of Seller further remediation or investigation based on the Baseline Conditions and such Loss arises out of a requirement of remediation or other action or a claim for damages, penalties, fines or other similar costs or expenses or for equitable relief that is made by an Authority, required by law , prior to the issuance of a no further action letter. Seller shall indemnify and hold harmless Buyer against Loss occasioned by a claim or demand made by a potential plaintiff, who is a non indemnified party under this Contract of Sale, prior to the expiration of one year following the issuance of a no further action letter, provided such Loss arises out of Seller's breach of its obligations in Section 4 or arises out of Baseline Conditions identified under Section 4, but only if such Loss arises out of an Authority requirement of remediation of Baseline Conditions or arises out of other action or a claim for damages, penalties, fines or other similar costs or expenses, including equitable relief, due to Baseline Conditions. Any indemnification obligations arising under this Section 4(j) shall lapse and be of no further effect with respect to all claims of which Indemnitee does not give timely notice to Indemnitor containing details reasonably sufficient to disclose to the Indemnitor the nature and scope of the claim. In no event shall Seller have any indemnification obligations under this Section where Buyer has elected to perform the remediation described in Section 4(d) (v).

      Seller agrees that this indemnity shall be transferable to a subsequent purchaser or tenant of the Premises provided that Buyer agrees not to lease or sell the Premises unless the lessee or new buyer enters into the same form of this Contract with Seller.

                  (ii) As a condition of Seller undertaking the obligations described in this Section, Buyer shall comply with the following:

                        (1) After the Closing, Buyer will not initiate contact with any Authority in connection with, nor instigate, arrange, conduct or otherwise facilitate intrusive investigation (e.g., digging up underground tanks or performing site borings) other than (a) in the normal course of business in the good faith exercise of business judgment (exercised without regard to the terms of this Contract), or (b) as required by applicable law, or (c) in connection with the defense or investigation of a third party or governmental claim or (d) to identify the cause or basis for any potential problem which is apparent from evidence other than intrusive investigation, provided such action is reasonable under the circumstances; provided that Buyer may permit or undertake customary due diligence (including intrusive investigation) in connection with a bona fide effort to resell, mortgage or transfer the Premises to an unaffiliated third party.

                        (2) After the Closing, Buyer will not initiate contact with any Authority in connection with, nor instigate, arrange, conduct or otherwise facilitate remediation of any of the matters in Section 4(d), or otherwise, other than (a) as required by an Authority, either independently or upon review of site investigative results, or (b) as part of a negotiated settlement of a third party or governmental claim, or (c) as required by applicable laws, or (d) as otherwise required by this Contract.

                        (3) Subject to Section 4(d) (i)-(v), Seller shall be obligated to continue Remedial Actions under this provision with respect to any of the Premises that has not received a no further action letter substantially in the form of Exhibit F, and indemnify Buyer for the failure to do so until Seller receives a letter from an Authority, substantially in the form of Exhibit F, that no further action is required at this time. Once such a no further action letter for each Premises is received, all obligations of Seller to Buyer with respect to the environmental condition of the Premises (for which a no further action letter is received) are terminated.

                        (4) Seller's obligations under this Section shall be reduced to the extent that the acts or omissions to act or negligence by Buyer or its Affiliates, successors or assigns with respect to matters actually known to such person (including the actual knowledge of its directors) after the Closing substantially and adversely affect such obligations and reduced to the extent provided in Section 4(d)(i)-(v); provided that this clause shall not be applicable to any acts or omissions to act by Buyer or its Affiliates, successors or assigns which are in accordance with the provisions of this Section 4, or to adverse effects resulting from the failure of Seller to carry out its obligations under this Section or from Seller's objection to or failure to approve proposed corrective action.

            (k) Buyer Environmental Indemnification. Buyer shall indemnify and hold harmless Seller against any Loss arising out of obligations assumed in Sections 4 above including arising out of the assumption of any obligations pursuant to Section 4(d)(v) and the breach of any obligations in Section 4 (d)
(i)-(v).

            (l) Seller Access. Seller, its agent or consultant shall be granted reasonable access to the Terminal Site during normal business hours at no cost to Seller in order to accomplish its obligations under Section 4. Seller shall fully cooperate with Buyer and shall minimize any interference in Buyer's normal business while accessing the Terminal Site. Buyer shall execute and record an access agreement in the form of Exhibit G Seller shall uses its best efforts to minimize interference with Buyer's operations during any remediation or investigation of the Terminal Site by Seller.

            (m) Third Party Claims.

      Each of the parties to this Contract (Party or Parties), including with respect to Third Party Claims asserted under this Contract, must follow the procedures set forth in the following paragraphs of this Section in order to be entitled to indemnification with respect to claims resulting from the assertion of liability by persons or entities not parties to this Contract, including claims by any Authority for penalties, fines and assessments.

                  (i) The Party seeking indemnification shall give prompt written notice to the party from whom indemnification is sought of any assertion of liability by a third party which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in this Contract, stating the nature and basis of the assertion and the amount thereof, to the extent known.

                  (ii) In the event that any Legal Action is brought against an indemnified party with respect to which the indemnifying party may have liability under an indemnity agreement contained in this Contract, the Legal Action shall, upon the written agreement of the indemnifying party that it is obligated to indemnify under such an indemnity agreement, be defended by the indemnifying party and such defense shall include all appeals or reviews which counsel for the indemnifying party shall deem appropriate. In any such Legal Action the indemnified party shall have the right to be represented by advisory counsel and accountants, at its own expense, and the indemnifying party shall keep the indemnified party fully informed as to such proceeding at all stages thereof, whether or not the indemnified party is represented by its own counsel.

                  (iii) Until the indemnifying party shall have assumed the defense of any Legal Action, or if the indemnified and indemnifying parties are both named parties in such Legal Action and the indemnified party shall have reasonably concluded that there may be defenses available to it that are materially different from or in addition to the defenses available to the indemnifying party (in which case the indemnifying party shall not be entitled to assume the defense of such Legal Action, but shall remain responsible for its obligation as an indemnitor), all legal and other reasonable expenses incurred by the indemnified party as a result of such Legal Action shall be borne by the indemnifying party. In such event, the indemnified party shall make available to the indemnifying party and its attorneys and accountants, for review and copying, its books and records relating to such Legal Action and the Parties shall render to each other such assistance as may reasonably be requested to facilitate the proper and adequate defense of any such Legal Action.

                  (iv) The indemnifying party shall not make any settlement of any claim without the written consent of the indemnified party, which consent shall not be unreasonably withheld.

      5. TAX PRO-RATION. All real estate taxes and water and sewer charges, if any, are to be prorated as of the date of Closing. State and local documentary taxes, real estate transfer taxes, Grantor's tax, and recording fees, or other similar charges, are to be split equally between Buyer and Seller. Buyer and Seller each agree to pay their own attorney's fees in connection with Closing. Buyer, for itself and its successors and assigns, agrees to remain responsible for and to indemnify Seller for all applicable sales or excise taxes and any penalties or interest owed thereon, if any ("Sales Taxes") on the purchase contemplated hereby, excepting only those Sales Taxes actually paid by Buyer to Seller at Closing.

      6. PERMITS.

      Seller shall use its best efforts to transfer any environmental permits and to obtain any other consents, approvals and/or waivers necessary to assign to the Buyer any permits, licenses, authorizations, registrations, necessary to operate the Premises or Equipment, at no cost to Seller. Seller agrees to cooperate with Buyer, at no cost to Seller, in assisting Buyer in obtaining any consents, approvals or waiver or transfers of any permits, licenses, authorizations or registrations.

      7. ALLOCATION OF VALUE. The Purchase Price includes the price of the Equipment, and Seller and Buyer agree that the allocation of the purchase price shall be (i) fifty percent (50%) land, (ii) twenty-five percent (25%) improvements, and (iii) twenty five percent (25%) Equipment. The allocation breakdown per location is shown on attached Exhibit A.

      8. INVENTORY; EQUIPMENT; USE OF TRADEMARKS.

            (a) The equipment listed on Exhibit E shall be conveyed to Buyer in AS IS CONDITION, except that the above ground storage tanks on the Premises shall be conveyed empty, clean and gas free, as those terms are defined by and pursuant to wholesale petroleum terminal industry standards. (b) Buyer acknowledges and agrees that it shall not have any right to use any of the trademarks, trade names or promotional materials of Seller unless and until Buyer executes and delivers to Seller a license agreement in form and content satisfactory to Seller, in Seller's sole discretion.

      9. BROKER'S COMMISSION.

            (a) Buyer represents that it has engaged no finders, brokers or real estate agents in connection with this transaction. Buyer agrees to hold Seller harmless from and against any and all claims, costs, expenses on account of finder's fees, broker's fees or real estate commissions alleged to have been incurred at the instance of Buyer. Seller agrees to hold Buyer harmless of and from any and all claims, costs and expenses on account of any real estate commission alleged to have been incurred at the instance of Seller.

      10. INDEMNIFICATION BY SELLER.

      Subject to the limitations contained in this Section, Seller shall, from and after Closing, indemnify and hold Buyer harmless against all Losses arising out of:

            (a) any breach of, or inaccuracy in, a representation or warranty made by Seller other than with respect to any warranty or representation covered by Section 4.

            (b) the breach of any agreement of Seller contained in this Contract other than a breach addressed by Section 4; or

            (c) any liability or obligation of Seller specifically retained by Seller, or excluded by the Buyer, pursuant to this Contract, other than liabilities or obligations of Seller addressed in Section 4.

            (d) The parties to this Contract agree that all environmental liabilities and indemnification obligations of Seller are addressed in
      Section 4.

      11. INDEMNIFICATION BY BUYER.

      Subject to the limitations contained in Section 10, Buyer shall indemnify and hold Seller harmless against all Losses arising out of:

            (a) any breach of a representation or warranty made by Buyer ;

            (b) the breach of any agreement of Buyer contained in this Contract; or

            (c) any Assumed Liability or the failure by Buyer to discharge any Assumed Liability.

      12. SURVIVAL DATE

The indemnification obligations of each Party (the "Indemnitor") obligated to provide indemnification to the other (the "Indemnitee") under Sections 10 and 11 regarding representations and warranties, shall lapse and become of no further force and effect with respect to all claims not made by Indemnitee's delivery to the Indemnitor of written notice containing details reasonably sufficient to disclose to Indemnitor the nature and scope of the claim by the first anniversary of the Closing Date. Any indemnification obligations arising under this Section shall lapse and become of no further force and effect with respect to all claims with respect to which Indemnitee does not timely give notice to Indemnitor containing details reasonably sufficient to disclose to the Indemnitor the nature and scope of the claim.

      13. THIRD PARTY CLAIMS.

            (a) Each of the Parties, including with respect to Third Party Claims asserted pursuant to Sections 10 and 11, must follow the procedures set forth in the following paragraphs of this Section order to be entitled to indemnification with respect to claims resulting from the assertion of liability by persons or entities not parties to this Contract, including claims by any Authority for penalties, fines and assessments.

            (b) The Party seeking indemnification shall give prompt written notice to the party from whom indemnification is sought of any assertion of liability by a third party which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in this Contract, stating the nature and basis of the assertion and the amount thereof, to the extent known.

            (c) In the event that any Legal Action is brought against an indemnified party with respect to which the indemnifying party may have liability under an indemnity agreement contained in this Contract, the Legal Action shall, upon the written agreement of the indemnifying party that it is obligated to indemnify under such an indemnity agreement, be defended by the indemnifying party and such defense shall include all appeals or reviews which counsel for the indemnifying party shall deem appropriate. In any such Legal Action the indemnified party shall have the right to be represented by advisory counsel and accountants, at its own expense, and the indemnifying party shall keep the indemnified party fully informed as to such proceeding at all stages thereof, whether or not the indemnified party is represented by its own counsel.

            (d) Until the indemnifying party shall have assumed the defense of any Legal Action, or if the indemnified and indemnifying parties are both named parties in such Legal Action and the indemnified party shall have reasonably concluded that there may be defenses available to it that are materially different from or in addition to the defenses available to the indemnifying party (in which case the indemnifying party shall not be entitled to assume the defense of such Legal Action, but shall remain responsible for its obligation as an indemnitor), all legal and other reasonable expenses incurred by the indemnified party as a result of such Legal Action shall be borne by the indemnifying party. In such event, the indemnified party shall make available to the indemnifying party and its attorneys and accountants, for review and copying, its books and records relating to such Legal Action and the Parties shall render to each other such assistance as may reasonably be requested to facilitate the proper and adequate defense of any such Legal Action.

            (e) The indemnifying party shall not make any settlement of any claim without the written consent of the indemnified party, which consent shall not be unreasonably withheld.

      14. SUBROGATION RIGHTS; NO DUPLICATION.

      Any Indemnitor required to make a payment under Sections 10 and 11 shall be subrogated, to the extent of such payment, to the rights of the entity to which such payment has been made for reimbursement or indemnification against third parties relating to the claim on which such payment has been based.

      15. DEFINITION OF LOSSES

      For purposes of Sections 10 and 11, "Losses" shall mean direct losses, damages, penalties and expenses incurred by an Indemnitee entitled to indemnification hereunder as a result of a matter giving rise to a claim for indemnification hereunder, including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses incurred in connection with any action, suit or proceeding ("Legal Action") instituted against the Indemnitee determined, net of the:

            (a) insurance proceeds which the Indemnitee has received in respect of such matter;

            (b) indemnity payments which the Indemnitee has received from parties other than the indemnifying party hereunder in respect of such matter.

      16. LIMITATION OF DAMAGES.

      NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS CONTRACT, THE INDEMNIFICATION OBLIGATIONS OF EACH PARTY, AND THE RECOVERY BY ANY PARTY OR INDEMNITEE OF ANY LIABILITIES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH OR NONFULFILLMENT BY A PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS, AGREEMENTS OR OTHER OBLIGATIONS UNDER THIS CONTRACT, SHALL BE LIMITED TO ACTUAL DAMAGES AND SHALL NOT INCLUDE OR APPLY

TO, NOR SHALL ANY PARTY OR INDEMNITEE BE ENTITLED TO RECOVER, ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR BUSINESS INTERRUPTION OR DIMINUTION IN VALUE OF ANY ASSETS) SUFFERED OR INCURRED BY ANY PARTY OR INDEMNITEE. For purposes of the foregoing, actual damages may, however, include indirect, consequential, special, exemplary or punitive damages or diminution in the value of assets to the extent (i) the injuries or losses resulting in or giving rise to such damages are incurred or suffered by a non indemnified third party and (ii) such damages are recovered against an indemnitee by a person which is a non indemnified third party. This Section shall operate only to limit a party's liability and shall not operate to increase or expand any contractual obligation of a party hereunder.

      17. SELLER'S REPRESENTATIONS.

      Seller represents and warrants to Buyer as follows, which representations and warranties are deemed remade by Seller also as of the Closing Date:

            (a) Seller has the legal authority to enter into and consummate this Contract of Sale and that this Contract of Sale has been properly executed on behalf of the Seller, subject to Seller's receipt of all Required Consents (as hereinafter defined).

            (b) Seller represents and warrants that it is not a foreign corporation as set forth in Section 1445(e)(2) of the Internal Revenue Code of 1986. Seller shall deliver to Buyer at Closing an affidavit to such effect in such form as is reasonably satisfactory to Buyer.

            (c) WITHOUT LIMITING ANY REPRESENTATIONS OR WARRANTIES EXPRESSLY GIVEN BY SELLER IN THIS SECTION 17, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO ANY ENVIRONMENTAL CONDITIONS, ENVIRONMENTAL LIABILITIES OR OTHER ENVIRONMENTAL MATTERS.

      18. BUYER'S REPRESENTATION.

      Buyer represents and warrants to Seller as follows, which representations and warranties are deemed remade by Buyer also as of the Closing Date:

            (a) Buyer has the legal authority to enter into and consummate this Contract of Sale and that this Contract of Sale has been properly executed on behalf of Buyer.

            (b) BUYER HAS INSPECTED THE PREMISES AND, EXCEPT AS SET FORTH HEREIN, AGREES TO ACCEPT THE PREMISES AND THE EQUIPMENT IN THEIR PRESENT CONDITION, "AS IS," AND EXCEPT AS SET FORTH HEREIN, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS WITH RESPECT TO THE CONDITION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE SAME.

            (c) Buyer has made its own independent judgment of the commercial potential, condition and usefulness of the Premises, taking into consideration all current laws, including environmental laws, and assuming all risks associated with the likelihood that such laws will change in the future. Buyer has such experience and knowledge in business and financial affairs in general, as to be capable of evaluating all of the merits and risks of this transaction. Buyer is able to bear the economic risks of its acquisition and ownership of the Premises. Prior to entering into this Contract, Buyer was advised by its counsel and such other persons it has deemed appropriate concerning this Contract and the Premises.

            (d) There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to the knowledge of Buyer, threatened against Buyer or any affiliate of Buyer.

      19. CONDITION TO SELLER'S OBLIGATIONS. The Seller's obligations hereunder shall at all time be subject to the following conditions precedent:

Within ten (10) days after Final Execution Seller shall make available to Buyer at Seller's offices at 1 North Charles Street Baltimore, MD 21203, or such other place as mutually agreed upon, a data room containing environmental records and other non-attorney-client privileged material pertaining to the prior operation of the Premises, including the documents referenced in Section 4. No forward looking documents will be provided such as budget projections, opinions regarding capital expenditures, environmental costs, risk quantifications or insurance projections, nor will any sales profit/loss documentation other than the last three years gross sales volumes by product type. Seller will provide a list of customers who purchased fuel from Seller at the Premises during the last 12 months Seller operated the Premises.

      20. CONDITION TO BUYER'S OBLIGATIONS. None

      21. DEFAULT.

            (a) Buyer's Default; Liquidated Damages. The Buyer and the Seller each acknowledge that it would be difficult to ascertain the actual damages which would be suffered by the Seller if the Buyer defaults in consummating the purchase and sale contemplated by this Contract. Accordingly, if all conditions precedent to the Buyer's obligation to consummate the transactions contemplated by this Contract have been satisfied or waived, but the Buyer fails, refuses, or is unable to consummate the purchase and sale contemplated by this Contract, then Seller shall give Buyer written notice of the Buyer's default, and if such default is not cured within ten (10) business days of Buyer's receipt of said notice, the Seller shall retain the Deposit and all interest thereon, as its sole remedy hereunder. Neither party to this Contract shall have any further liability to the other and this Contract shall be and become null and void and of no further force and effect, either at law or in equity.

            (b) Seller's Default. The Buyer and the Seller each acknowledge that it would be difficult to ascertain the actual damages which would be suffered by the Buyer if the Seller defaults in consummating the purchase and sale contemplated by this Contract. Accordingly, If the Seller fails, refuses or is unable to consummate the purchase and sale contemplated by this Contract, then the Buyer shall have the right to give written notice to Seller of the Seller's default, and if such default is not cured within ten (10) business days of Seller's receipt of said notice, Buyer shall be entitled to a payment of ONE HUNDRED THOUSAND and No/100 DOLLARS ($100,000.00) by Seller as liquidated damages as its sole remedy.

      22. BULK TRANSFER LAWS. Buyer hereby waives compliance by Seller with any bulk transfer laws which may be applicable to the transfer of the assets described in this Contract.

      23. SURVIVAL. Buyer shall insure by instrument recorded at Closing that any subsequent purchaser or tenant shall be apprised of the terms of Section 4 of this Contract and the responsibilities and obligations it imposes. This Contract shall survive Closing.

      24. NOTICE. All notices to be given hereunder shall be sent by confirmed facsimile transmission, certified mail, recognized overnight delivery or hand delivery to the following addresses:

      If to Seller addressed to it at:

                  1 North Charles Street
                  Baltimore, Maryland 21201
                  ATTN: Crown Central LLC
                        Real Estate Department
                  Facsimile: (410) 659-4734

      With a copy to:

                  1 North Charles Street
                  Baltimore, Maryland 21201
                  ATTN: Crown Central LLC
                        Legal Department
                  Facsimile: (410) 659-4763

      If to Buyer addressed to it at:

                  6000 Fairview Road, Suite 1202
                  Charlotte, NC 28210
                  Attention: S. Bruce Wunner, Chairman
                  Facsimile: 866-403-0070       Tax ID #: 20-2936988

      Any notice by facsimile shall be deemed delivered upon receipt of confirmation if a copy of such notice is also sent by any of the other permitted methods of giving notice set forth above. Any such notice by overnight delivery or certified mail shall be deemed to have been given on the date of acceptance by the delivery company or certification thereof.

      25. ASSIGNMENT. This Contract may not be assigned by Buyer without the prior written consent of Seller, provided that Buyer shall be authorized to assign this Contract to another entity owned in whole or in part by Buyer, provided Buyer shall remain responsible for the Buyer's obligations under this contract.

      26. BINDING NATURE. The terms and conditions hereof shall bind and inure to the benefit of each of the parties hereto, and their respective, heirs, personal representatives, successors and permitted assigns.

      27. TIME IS OF THE ESSENCE. Time is of the essence in the Closing of this Contract.

      28. ENTIRE AGREEMENT. This Contract of Sale contains the entire agreement between the parties with respect to the purchase and sale of the Premises and no statement, agreement, representation or understanding shall be binding upon either party unless contained herein. This Contract may be amended by a writing signed by the party to be bound by such amendment.

      29. GOVERNING LAW; JURISDICTION.

            (a) THIS AGREEMENT IS PERFORMABLE IN THE STATE IN WHICH EACH OF THE PROPERTIES IS LOCATED AND SHALL WITH RESPECT TO ALL MATTERS THAT RELATE TO THE PROPERTIES BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE FEDERAL LAWS OF THE UNITES STATES AND THE LAWS OF SUCH STATE.

            (b) SELLER AND BUYER CONSENT TO PERSONAL AND SUBJECT MATTER JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE IN WHICH THE SUBJECT PROPERY IS LOCATED IN ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS CONTRACT.

      30. WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES THE RIGHT TO DEMAND A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS CONTRACT, THE SUBJECT MATTER HEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BROUGHT BY ANY OF THE PARTIES HERETO OR THEIR SUCCESSORS OR ASSIGNS.

      31. COUNTERPARTS. This Contract may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

      32. INTERPRETATION. It is expressly agreed that this Contract shall not be construed against any party, and no consideration shall be given or presumption made, on the basis of who drafted this Contract or any particular provision hereof or who supplied the form of Contract.

      33. SEVERABILITY. If any term, provision or condition of this Contract, or any application thereof, is held invalid, illegal or unenforceable in any respect under any law, this Contract shall be reformed to the extent necessary to conform, in each case consistent with the intention of the parties, to such law, and to the extent such term, provision or condition cannot be so reformed, then such term, provision or condition (or such invalid, illegal or unenforceable application thereof) shall be deemed deleted from (or prohibited under) this Contract, as the case may be, and the validity, legality and enforceability of the remaining terms, provisions and conditions contained herein (and any other application of such term, provision or condition) shall not in any way be affected or impaired thereby. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Contract so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

      IN WITNESS WHEREOF, the parties have caused this Contract of Sale to be duly executed and their respective seals to be hereto affixed as of the day and year below each respective signature.

WITNESS/ATTEST:                                 SELLER:

                                                Crown Central LLC


                                                By: /s/Robert Fritz       (SEAL)
--------------------------------                    ----------------------------
                                                Name: Robert Fritz
                                                Title:
                                                Date: September 29, 2005

WITNESS/ATTEST:                                 BUYER:

                                                ReFuel America, Inc.


                                                By: /s/ Bruce Wunner      (SEAL)
--------------------------------                    ----------------------------
                                                Name: Bruce Wunner
                                                Title: Chief Executive Officer
                                                Date: September 28, 2005